Exhibit 14.1
CODE OF BUSINESS CONDUCT AND ETHICS
Adopted on November 18, 2025
I. Introduction
Rithm Perpetual Life Residential Trust, a Maryland statutory trust (the “Trust”), adopted this Code of Business Conduct and Ethics (the “Code”) to promote a culture of integrity, accountability and compliance with the highest ethical standards and applicable laws, rules, and regulations. This Code applies to: (i) the Trust’s principal executive officer, principal accounting officer or controller as well as all trustees (including the Trust’s disinterested trustees), officers and employees (including temporary employees) and (ii) to RCM GA Manager LLC, a Delaware limited liability company, in its capacity as investment adviser to the Trust (the “Adviser”), and its officers, employees or other personnel to, in each case to the extent they are acting on behalf of, or providing services to, the Trust, and to any other individual designated by the Chief Legal Officer (the “Chief Legal Officer”) of the Trust (each a “Covered Person” and collectively “Covered Persons” or “you”).
This Code establishes fundamental principles to guide the day-to-day business activities of the Trust. Covered Persons are expected to:
▪Uphold the highest standards of honest conduct and business ethics in all aspects of your activities on behalf of the Trust, its investors and vendors and other Covered Persons.
▪Comply with all applicable laws, regulations and internal policies.
▪Refrain from doing indirectly (e.g., by asking someone to do on your behalf) anything you cannot do directly under this Code, applicable laws and regulations, or our internal policies.
If you have any questions regarding these requirements, please speak to the Chief Legal Officer, or a member of their respective teams, for additional clarification.
The Code operates with all other policies and procedures adopted by the Trust. You should know and understand our policies as you will be asked to certify to them in the future. Refer to these policies and contact the Chief Legal Officer for additional guidance in specific areas when needed. Note that if you believe this Code conflicts with another or procedure or a policy or procedure separately adopted by the Trust, you must comply with the more restrictive provision or contact the Chief Legal Officer for additional guidance. Furthermore, we may modify or update our policies or procedures in the future and may adopt new policies and procedures from time to time.
This Code sets out basic principles designed to guide you in your conduct and is not intended to cover every ethical issue that you may confront while associated with the Trust. You are also expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code, other applicable policies and procedures or any law or regulation. If something does not look, sound or feel right, do not do it and ask your supervisor or the Chief Legal Officer for advice.
This Code serves as the Code of Ethics for the Trust within the meaning of Section 406 of the Sarbanes-Oxley Act and applicable rules and forms thereunder.
II. Resources for Seeking Advice and Reporting Concerns
If at any point you are unsure about whether a planned course or action may violate this Code, you should seek Guidance from the Chief Legal Officer. Suspected or known violations of this Code, other policies or applicable laws must be reported promptly to your supervisor, the Chief Legal Officer or any of the members of senior management. While we strongly encourage you to report your concerns to us, they can also be anonymously reported by contacting the Trust’s Audit Committee directly or by accessing the whistleblower hotline by calling 833-207-0187.
While internal reporting is encouraged, nothing in this Code should be construed to prohibit you from reporting possible violations of any law or regulation to any governmental agency or entity, including the U.S.

Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”) or other governmental entities, or making any other disclosures that are protected by any governmental “whistleblower” laws or regulations.
III. Non-Retaliation Policy
The Trust prohibits any form of retaliation against any Covered Person who reports a suspected or actual violation of this Code in good faith. Making a report in “good faith” generally means that you have a reasonable and genuine belief that the information you are providing relates to a possible violation of law or this Code, regardless of whether the report turns out to be founded. Retaliation includes any unfavorable job action (such as termination, demotion, suspension, discipline, reduced hours, transfer or adverse compensation action), threat, harassment or other discrimination in the terms and conditions of employment.
Retaliation is a violation of this Code and may also violate the law. Any retaliation should be reported in accordance with this Code. In addition, you have certain rights in connection with reporting legal, compliance, ethical or issues to regulatory, administrative or other government or self-regulatory bodies. Nothing in this Code is intended to limit those rights or any protections that may be applicable in connection with reporting potential violations.
IV. Compliance with and Violations of the Code
Covered Persons must adhere to this Code, using good judgment to avoid violations. In situations where it is unclear whether this Code applies, you should consult with your supervisor or the Chief Legal Officer before taking any actions.
The Trust may take disciplinary actions against you if you violate this Code, up to and including suspension or dismissal. Furthermore, if a violation of this Code also constitutes a violation of any law or regulation, you may be subject to legal action or penalties.
In addition to ensuring you do not violate this Code, you are encouraged to report known or other suspected violations of this Code by others to your supervisor or the Chief Legal Officer.
V. Summary of the Code of Business Conduct and Ethics
The principles covered in this Code are summarized here. Where applicable, additional information can be found in the corresponding Trust policy.
•Compliance with Laws and Regulations
The Trust is subject to many laws and regulations. Being aware of and complying with both the letter and spirit of all applicable laws and regulations is critical to our ability to accomplish our objectives.
In everything that you do on behalf of the Trust, you must use care not to violate any law or regulation and where it is not permissible for you to take certain actions, you may not ask someone to act on your behalf. You are responsible to know, understand and follow the laws and regulations that apply to your responsibilities on behalf of the Trust.
While you are not expected to be an expert on all applicable laws and regulations that apply to your responsibilities on behalf of the Trust, you are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the Chief Legal Officer when appropriate.
•Conflicts of Interest
A conflict of interest arises when your personal interests interfere in any way, or even appear to interfere, with the interests of the Trust. Similarly, a conflict of interest may also occur when your personal interests interfere with your ability to objectively and effectively perform your job. The overarching principle is that you must avoid any conflict, or appearance of a conflict, between your personal interests and our interests.

Examples of conflicts of interest may include:
1.improperly causing the Trust to take action, or fail to take action, for your personal benefit rather than for the benefit of the Trust;
2.improperly using your position with the Trust or information that belongs to the Trust or any of its affiliated entities, including, but not limited to, knowledge about pending or potential investment transactions for personal gain;
3.using or communicating confidential information obtained in the course of your work for your or another’s personal benefit; or
4.recommending, implementing or causing the Trust to consider any investment transactions with an entity in which you, directly or through family members, have any significant interest absent full disclosure.
Identifying a conflict of interest is not always clear cut. If you are ever in doubt, seek advice from the Chief Legal Officer. Wherever possible, you should try to avoid situations in which a conflict of interest exists or appears to exist. Where a conflict of interest cannot be avoided, you must disclose the situation to the Chief Legal Officer.
•Corporate Opportunities
Covered Persons owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises. You may not use Trust property, information or position for your personal gain or the gain of a family member and you may not compete or prepare to compete with the Trust. Sometimes the line between personal and Trust benefits is difficult to draw, and sometimes both personal and Trust benefits may be derived from certain activities. The prudent course of conduct is to make sure that any use of Trust property or services that is not solely for the benefit of the Trust is approved beforehand by the Chief Legal Officer. When you become aware of a financial opportunity as a result of your relationship with the Trust, your position at the Trust, or through your use of Trust property regardless of the source, that opportunity belongs, in the first place, to the Trust.
•Fair Dealing
The Trust is committed to maintaining the highest level of ethical standards in the conduct of their business. Meeting this commitment is the responsibility of the Trust and each and every one of their Covered Persons. You must deal fairly with our shareholders, fund investors, suppliers and business partners, or any portfolio companies or any other companies or individuals with whom we do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
•Confidential Information
Confidential information is an important asset of the Trust. Confidential information includes all nonpublic information concerning the Trust that might be of use to competitors or harmful to the Trust or other companies with which it does business, if disclosed. This includes all information, in any format, that the Trust has a legitimate business interest in protecting. Confidential information includes technology, products, concepts, valuable ideas, trade secrets, technical information, strategies, business and product plans, customer and employee information, as well as other non-public information about the Trust (whether or not material to the Trust) or that might be of use to competitors or harmful to the Trust, its customers, suppliers or other stakeholders if disclosed. Confidential information may also include information received from or relating to third parties with which the Trust has or is contemplating a relationship, such as current or potential customers, operators, suppliers or strategic partners, and, in addition, may consist of the fact of such relationship or contemplation of such relationship.

As an individual associated with the Trust, you may have access to or receive confidential or proprietary information about the Trust, its investors, suppliers, business partners or other third parties. You are expected to use such information properly and not in any way adverse to the Trust or our investors’ interests and to protect all confidential information, regardless of its form or format, from the time of creation or receipt until its authorized disposal. In addition, you are responsible for understanding and complying with all policies protecting the privacy, confidentiality and security of confidential information. This obligation continues even after your association with the Trust ends, until such information becomes publicly available.
In addition, until disclosed in a public report to investors or to the SEC in the normal course, you must keep confidential all information concerning the securities being considered for purchase or sale by the Trust or their subsidiaries, unless approved by the Chief Legal Officer.
If you have signed a confidentiality agreement with the Trust, refer to that agreement for more information regarding your specific obligations in relation to confidential information.
•Public Disclosure
It is our policy that all information in our public communications—including SEC filings—be full, fair, accurate, timely and understandable.
All individuals who are involved in our disclosure process must act in a manner consistent with this policy. In particular, they are required to maintain familiarity with the relevant disclosure requirements and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Trust to others, whether within or outside the Trust, including our Independent Auditors.
•Equal Opportunity and Harassment
We are committed to providing equal opportunity in all of our employment practices, including selection, hiring, promotion, transfer and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status or any other status protected by law.
•Protection and Proper Use of Trust Assets
Our assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. You should protect our assets and ensure that they are used efficiently.
Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.
You must not use these resources to improperly disclose or misuse the Trust’s confidential information, conduct illegal activities, access or download obscene material, or communicate discriminatory, harassing or threatening messages. You have no expectation of personal privacy in connection with the use of Trust resources unless otherwise permitted by law. The Trust reserves all rights, to the fullest extent permitted by applicable law, to monitor and review any messages, internet browsing history and other information sent, received or viewed using Trust resources.
•Data Privacy and Protecting Employee Data
The Trust protects personal data through organizational and technical measures including IT security tools, restrictions on access to the data and physical security measures to help prevent unauthorized or unlawful access, disclosure, loss, destruction or damage. The Trust accesses and uses personal data only for legitimate business purposes and maintains appropriate access controls and use limitations. Only those individuals who need the data to accomplish a business objective should have access to personal data and only for as long as they need it to accomplish the objective.
You are required to follow all applicable privacy, information security and data protection laws that govern the handling, use and retention of personal data, which means any information that, standing alone or in connection with other data, could be used to identify the individual to whom the information relates. Some information is particularly sensitive personal data, such as health information, government identification numbers and compensation data, and is subject to even further protections.
Any collection, storage, processing, transfer, sharing or use of personal data must be done in a manner that protects such data from inadvertent or unauthorized access, use, disclosure, loss, destruction or damage, and any authorized disclosure or use must be in compliance with local laws.
•Intellectual Property
Patents, copyrights and trademarks are legal terms that define when an invention, product, written work or name is owned by an individual or company and use of these by others is prohibited without express permission. Ownership rights in patents, copyrights and trademarks are granted on a country-by-country basis. You may sometimes develop ideas, processes and technology on behalf of the Trust or in the scope of your work for the Trust that will be protected by patents, copyrights, trademarks or trade secret laws. This “intellectual property” usually belongs to the Trust, depending on the situation. As required by law and the terms of your employment, each of you agrees to assign the rights to any such intellectual property to the Trust.
•Political Contributions
You are not allowed to use the Trust’s resources or the Trust’s name when making contributions to, or involving yourself in, support any political party, candidate or campaign. Any payments from the Trust’s funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing in advance by the Chief Legal Officer.
You may not make a political contribution or other payments to government officials or other parties, on your own behalf or on behalf of the Trust in order for the Trust to be rewarded with, or afforded the opportunity to compete for, investment advisory contracts to manage the assets of any potential investor, including public pension plans or other governmental accounts.
•Gifts and Entertainment
Gifts and entertainment can foster positive business relationships but may create an inappropriate expectation or feeling of obligation or give rise to a conflict of interest. Care must be exercised when giving gifts or extending hospitality to avoid being perceived as trying to influence a decision or outcome. You are required to understand and abide by this Code and the law when offering or accepting any gifts or entertainment from customers, suppliers, other business partners, government officials or their family members. You may not, directly or indirectly, offer, give, solicit or accept any gifts or business entertainment (collectively, “Benefits”) in the context of your employment or association with the Trust, if these Benefits are:
(1)likely to conflict or appear to conflict in any material way with any duty that the Trust owes to its investors or any duty that the recipient owes to its clients; or
(2)intended to cause or improperly influence an individual, company or government official to act in a way that gives the Trust an advantage in seeking business or otherwise.

You are required to obtain approval from the Chief Legal Officer when offering or accepting (a) gifts or entertainment of any amount to any government official, (b) gifts exceeding $150 in value and (c) entertainment exceeding $600 in value. A “gift” is typically any item of value that does not involve engaging in an activity with the third-party. By contrast, “entertainment” is typically non-tangible and includes any interaction or activity with a third-party, whether attendance is in-person or virtual, where something of value is exchanged—such as meals, drinks, hospitality, or other events where the third-party is present.
You should promptly report to the Chief Legal Officer all gifts received from or given to anyone who you are aware is doing business with, or who is seeking to do business with, the Trust that reasonably could be expected to give rise to a conflict of interest.
When working with potential or existing government customers, it is critical that you abide by the various laws, regulations and rules that apply to government contract work. These rules are often much stricter and more complex than those that govern the Trust’s sales to commercial customers. If you work on projects involving government agencies, it is your responsibility to know and follow the particular rules that apply to those customers and their projects.
•Anti-Bribery and Corruption
The U.S. and other jurisdictions have strict laws prohibiting corruption and bribery, and in particular bribery of government officials. Government officials include any employee of a government, government agency or government-controlled enterprise. The Trust prohibits all types of bribes, including giving or receiving bribes directly or indirectly to anyone, not just government officials. A bribe can include anything of value, promised or given directly or indirectly to improperly influence the actions of a third party in order to obtain or retain business or gain a business advantage. Bribes may include money in any form (including cash equivalents), charitable donations, loans, travel expenses, gifts, entertainment, discounts, favors, business or employment opportunities, political or charitable contributions, or any direct or indirect benefits, given to either the individual or his or her immediate family, with the intent to improperly influence a business decision.
You must not engage in corruption, extortion or embezzlement in any form with any third party, public or private, whether offered, paid, accepted or solicited directly by the Trust’s employees or indirectly through third parties. You must not use agents, consultants, independent contractors or other third parties to do indirectly what you cannot do directly under this Code or applicable laws, rules and regulations. If you were to violate these laws, the penalties could be severe for the Trust and you individually.
•Charitable Donations
Any contributions made from the Trust’s funds must be approved in writing in advance by the Chief Legal Officer. Donations on behalf of the Trust by Covered Persons to charities with the intention of influencing such charities to become investors are not permitted. You should notify the Chief Legal Officer if you believe there may be an actual or apparent conflict of interest in connection with any charitable contribution made by the Trust or a Covered Person on behalf of the Trust or if you believe the contribution could give an appearance of impropriety.
•Insider Trading Policy
You may never (either for your personal gain or on behalf of the Trust or our investors) trade, tip or encourage others to trade or recommend a trade in securities while in possession of “material nonpublic information,” which may come to your possession either in the course of performing your duties for the Trust or through personal contacts.
•Employee Personal Trading/Personal Account Dealing

All employees and interested trustees are subject to initial, quarterly and annual reporting requirements regarding your personal account trading and are generally prohibited from engaging in certain personal securities trading without prior consent from the Chief Legal Officer.
•Outside Activities
You are expected to avoid participation in any outside affiliation that may interfere or appear to interfere with the interests of the Trust.
VI. Waivers and Exemptions
From time to time, the Trust may waive certain provisions of this Code. Any Covered Person who believes that a waiver may be appropriate should discuss the matter with the Chief Legal Officer or the Chairperson of the Trust’s Board of Trustees, or if the Chairperson of the Trust’s Board of Trustees is unavailable, the Chairperson of the Trust’s Audit Committee. The Trust’s Board of Trustees has delegated to the Chief Legal Officer the authority to waive certain provisions of this Code with respect to non-executive officers. In addition, this Code may be amended from time to time by the Trust’s Board of Trustees. Amendments to and waivers of this Code will be publicly disclosed as required by applicable law and regulations. In particular, waivers for executive officers or trustees may be approved only by the Trust’s Board of Trustees (or appropriate committee) and must be promptly disclosed in a Form 8-K or on the Trust’s website at RHOMEREIT.com within four business days.
VII. Provision of the Code of Business Conduct and Ethics to Employees
The Legal and Compliance Department will provide a copy of this policy to each new Covered Person at time of hire and to each trustee and officer of the Trust upon their appointment. You will be required to acknowledge that you have received a copy of this policy.
Once each calendar year, as well as each time there is a material amendment to this policy, the Legal and Compliance Department will provide a copy of this policy to all employees of the Trust and to each trustee and officer of the Trust. You will be required to acknowledge that you have read and are in compliance with the provisions of this policy.
Additionally, the Trust will make the most current version of this Code publicly available by placing it on the Trust’s website at RHOMEREIT.com.
VIII. Policy Review
The Chief Legal Officer will review the Code on a regular basis and update it when necessary or appropriate, subject to the approval of the Board of Trustees of the Trust.